Exhibit 10.1

SETTLEMENT AGREEMENT

I.	PARTIES

This Settlement Agreement (the “Agreement”), dated as of April 11, 2023 (the “Effective Date”) is entered into by and among Biofrontera Inc. (“BFRI”), Hermann Lübbert, John J. Borer, Loretta M. Wedge, Beth J. Hoffman, Kevin D. Weber (collectively, the “BFRI Parties”), and Biofrontera AG (together with the “BFRI Parties,” the “Parties” and individually, each a “Party”). Subject to the provisions of Section III.A. below, unless otherwise stated, all of the provisions of the Agreement are effective as of the Effective Date.

II.	RECITALS

WHEREAS, on December 21, 2022, Biofrontera AG filed a Verified Complaint Pursuant to 8 Del. C. § 225 in the Court of Chancery of the State of Delaware in an action captioned Biofrontera AG v. Biofrontera Inc., et al., C.A. No. 2022-1184-PAF (the “Action”);

WHEREAS, in the Action, Biofrontera AG asserted claims against the BFRI Parties relating to the rejection of a proposed director nomination and stockholder proposal submitted by Biofrontera AG for consideration at the 2022 annual stockholder meeting of BFRI;

WHEREAS, on January 24, 2023, the BFRI Parties filed an answer denying the allegations in the complaint and asserting certain affirmative defenses against Biofrontera AG; and

WHEREAS, to avoid the expense, burden, and uncertainty inherent in any litigation, and without admissions or concessions of any kind (other than those expressly set forth in this Agreement), the Parties have agreed to settle and compromise all claims asserted in the Action.

NOW, THEREFORE, the Parties agree as follows:

III.	SETTLEMENT TERMS

A. Condition Precedent: Except for Section III.E below, the provisions of Sections III.B through III.I (inclusive) shall become effective the day the Condition Precedent (as defined in Section III.E.2) is satisfied (the “Conditional Effective Date”).

B. Dismissal of Action: Within five (5) business days of the Conditional Effective Date, Biofrontera AG and the BFRI Parties shall authorize the signing and filing of a joint stipulation of dismissal with prejudice (the “Stipulation”) of the Action. The Stipulation shall be substantially in the form attached hereto as Exhibit A.

C. Board Representation:

1. Within five (5) business days following the Conditional Effective Date, the BFRI Board of Directors (the “Board”) shall take all necessary actions to increase the size of the Board to six directors.

2. Through December 31, 2025, for so long as Biofrontera AG owns at least 20% of the BFRI common stock outstanding, BFRI shall appoint one director nominated by Biofrontera AG to the Board (the “Biofrontera AG Non-Independent Director”). The Biofrontera AG Non-Independent Director (i) shall not be an officer or non-officer employee of Biofrontera AG, Deutsche Balaton Aktiengesellschaft (“DB”) or any company under common control with Biofrontera AG or DB, but may be a member of the Supervisory Board of Biofrontera AG, DB or a company affiliated with Biofrontera AG or DB; and (ii) shall have the relevant financial and business experience to be a director of BFRI as determined in good faith by the Nominating and Corporate Governance Committee of the Board (the “NGC”). For the avoidance of doubt, the Parties acknowledge that any member of the Supervisory Board of Biofrontera AG that may be selected as the Biofrontera AG Non-Independent Director satisfies the requirement in clause (ii) above that such person has the relevant financial and business experience to be a director of BFRI. Such Biofrontera AG Non-Independent Director shall be considered a “Class I Director,” as such term is defined in BFRI’s Amended and Restated Certificate of Incorporation, as amended.

3. In addition, within five (5) business days following the Conditional Effective Date, Biofrontera AG and BFRI shall engage a third-party board search firm (the “Search Firm”) to assist in the search for an additional independent director candidate, who shall be mutually selected by BFRI and Biofrontera AG, and nominated for election as an additional “Class II Director,” as such term is defined in BFRI’s Amended and Restated Certificate of Incorporation, as amended (the “Additional Class II Director”), effective at BFRI’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), pursuant to the following process. To select the Additional Class II Director, Biofrontera AG and BFRI shall engage the Search Firm to identify no fewer than three and no more than five candidates (the “Board Candidates” and each a “Board Candidate”), each of whom (i) is fully independent of BFRI, Biofrontera AG, and DB (and each of their respective affiliates); (ii) meets the independence qualifications under the NASDAQ listing standards and the rules of the U.S. Securities and Exchange Commission (the “SEC”) and any exchange on which the securities of BFRI are listed, including for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule thereto); and (iii) has the relevant financial and business experience to be a director of BFRI. The Biofrontera AG Non-Independent Director shall be given the opportunity to participate in any NGC interview of the Board Candidates and shall have the right, but not the obligation, to strike one Board Candidate. The NGC shall select one individual from the Board Candidates, subject to the Biofrontera AG Non-Independent Director’s strike right, to be nominated for election to serve as the Additional Class II Director, effective no later than the date of BFRI’s 2023 Annual Meeting (the “Independent Nominee”). After the Independent Nominee has been selected, the Board shall take all necessary action to increase the size of the Board to seven directors, effective as of the date of the 2023 Annual Meeting, and to nominate the Independent Nominee for election to fill the newly-created directorship. For the avoidance of doubt, Biofrontera AG agrees that it shall vote all shares of BFRI stock owned by Biofrontera AG in favor of the election of the Independent Nominee selected and nominated pursuant to this process.

4. Through December 31, 2025, subject to Biofrontera AG continuing to own at least 20% of the BFRI common stock outstanding, Biofrontera AG shall have the ability to nominate the Biofrontera AG Non-Independent Director for election at each BFRI annual meeting of stockholders at which the Biofrontera AG Non-Independent Director is eligible for election. In the event that the Biofrontera AG Non-Independent Director retires, resigns or otherwise ceases to be a director of BFRI or does not stand for election at a BFRI annual meeting of stockholders, Biofrontera AG shall have the right, through December 31, 2025, subject to Biofrontera AG continuing to own at least 20% of the BFRI common stock outstanding, to nominate any replacement for the Biofrontera AG Non-Independent Director.

5. Except as set forth in Section III.F.6 below, Biofrontera AG agrees that if, at any point, it ceases to own at least 20% of the BFRI common stock outstanding, and under any circumstances after December 31, 2025, Biofrontera AG shall cause the Biofrontera AG Non-Independent Director to resign his or her position as director, provided however that the Related Party Transactions Committee (defined below) may waive this requirement.

6. Until December 31, 2025, subject to Biofrontera AG continuing to own at least 20% of the BFRI common stock outstanding, BFRI agrees that it shall not increase the size of the Board, except as provided in Sections III.C.1, III.C.2 and III.C.3 above, without the consent of the Biofrontera AG Non-Independent Director, which shall not be unreasonably withheld.

7. Biofrontera AG understands and agrees that so long as the Biofrontera AG Non-Independent Director is a member of the Board, the Biofrontera AG Non-Independent Director owes fiduciary duties to BFRI and all BFRI stockholders, and that the Biofrontera AG Non-Independent Director shall be subject to all confidentiality, trading, blackout and other restrictions placed on directors of BFRI with respect to their purchase or sale of shares in BFRI.

D. Approval of Certain Related Party Transactions: The Board shall establish and maintain a Related Party Transactions Committee (the “Related Party Transactions Committee”), which shall at all times consist of at least three (3) members and be comprised solely of Independent Directors (as defined below). The Related Party Transactions Committee shall be governed by the terms of the Related Party Transactions Committee Charter, substantially in the form attached hereto as Exhibit B. The Related Party Transactions Committee shall be vested with full authority over any contract or transaction between BFRI, on one hand, and Biofrontera AG, including any of its affiliates, on the other hand (each, a “Related Party Approval Transaction”). All Related Party Approval Transactions must be approved by the Related Party Transactions Committee prior to consummation of such transaction. For purposes of this Section III.D, “Independent Directors” shall mean any directors considered “independent” under the NASDAQ listing standards, and the rules of the SEC and any exchange on which the securities of BFRI are listed, including for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule thereto), and who would also be independent of BFRI and Biofrontera AG and their respective affiliates under Delaware case law considering the independence of directors in related party transactions.

E. Withdrawal of Challenge to Biofrontera AG’s Stockholder Meeting:

1. Within five (5) business days following the Effective Date, BFRI and its affiliates, which shall include all officers and other members of management of BFRI, directors of BFRI and Hermann Lübbert, shall withdraw (and shall not reassert) their challenges to the resolutions of Biofrontera AG’s stockholder meeting held on January 9, 2023. The Parties agree that neither of them will file a petition to reimburse their costs of the proceedings related to the challenges to Biofrontera AG’s stockholder meeting held on January 9, 2023. In accordance with this Section III.E.1, within five (5) business days following the Effective Date, BFRI (including, as applicable, the aforementioned affiliates) and Mr. Lübbert shall each declare a withdrawal of their challenges to the Biofrontera AG stockholder meeting held on January 9, 2023 which are pending at the District Court of Cologne (Landgericht Köln) case no. 82 O 9/23, by executing and filing the withdrawal in the form attached hereto as Exhibit C with a court having competent jurisdiction regarding such matter.

2. In accordance with Section 248a of the German Stock Corporation Act (“AktG”), and without undue delay following the effective withdrawal of BFRI’s and Mr. Lübbert’s challenges to the Biofrontera AG stockholder meeting held on January 9, 2023, Biofrontera AG shall publish notice of the settlement of such challenges, which notice shall be in the form attached hereto as Exhibit D (the “Condition Precedent”).

3. Biofrontera AG has irrevocably appointed and authorized Mr. Michael Schwartzkopff, attorney-at-law, to publish the announcement attached hereto as Exhibit D.

F. Mutual Standstill/Voting Agreement:

1.	Biofrontera AG: Except as stated in Sections III.F.4 and III.F.6 below, for so long as Biofrontera AG owns at least 20% of the BFRI common stock outstanding, Biofrontera AG and its affiliates (including all officers, other members of management and members of the Biofrontera AG management or supervisory boards) shall not acquire any shares of BFRI, except as may be approved by the Related Party Transactions Committee. For the avoidance of doubt, DB and the other Reporting Persons as reported on the Amendment No. 1 to the Schedule 13D filed with the SEC on September 19, 2022, other than Reporting Persons who are also officers, other members of management and members of the Biofrontera AG management or supervisory boards (which includes Wilhelm Zours), are not subject to this Section III F.1.

2.	Biofrontera Inc.: For so long as Biofrontera AG owns at least 20% of the BFRI common stock outstanding, BFRI and its affiliates (including all officers, other members of management and directors of BFRI, but excluding Biofrontera AG and its affiliates) shall not acquire any shares of Biofrontera AG, except as may be approved by a majority of the Supervisory Board of Biofrontera AG.

3.	Through December 31, 2025, for so long as Biofrontera AG owns at least 20% of the BFRI common stock outstanding, Biofrontera AG and any entities controlled by or under common control with Biofrontera AG (a) shall appear at each annual or special meeting of stockholders of BFRI called by the Board, (b) shall vote in favor of the slate of directors recommended by the Board and against any other nominations, (c) shall vote in favor of any other proposals or business recommended by the Board and against any proposals or business not recommended by the Board (provided, however, that Biofrontera AG shall not be required to vote in favor of any proposal or business recommended by the Board only if (i) the Biofrontera AG Non-Independent Director voted against the proposal or business, and (ii) Biofrontera AG is advised by counsel that such vote in favor would be a breach of Biofrontera AG’s fiduciary duties under applicable law), and (d) shall not (i) engage in any solicitation of proxies or consents with respect to BFRI, form, join in, or participate in any ownership group within the meaning of SEC Rules 13D and 13G (including without limitation any group that includes Wilhelm Zours or DB), (ii) solicit or encourage any person to submit nominations in furtherance of a contested solicitation with respect to BFRI, (iii) call or seek to call a special meeting of stockholders of BFRI, (iv) make any proposal for consideration by stockholders at an annual or special meeting of stockholders of BFRI, (v) solicit or participate in any consent solicitation with respect to BFRI not initiated by the Board, or solicit any third party to do any of the foregoing; (vi) propose to any person (other than to a member of the Board or senior management of BFRI by means that would not cause public dissemination thereof) or effect, seek to effect or enter into, whether alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, scheme, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction in which BFRI or any of its subsidiaries is a constituent corporation or party (a “Business Combination”).

4.	Within five (5) business days following the Conditional Effective Date, the Board shall take all action necessary to amend the BFRI Stockholder Rights Agreement dated as of October 13, 2022 (the “Stockholder Rights Plan”) to provide, inter alia, that Biofrontera AG is not prohibited from acquiring shares of BFRI common stock to maintain its ownership percentage of BFRI’s outstanding shares of common stock measured by Biofrontera AG’s ownership percentage as of the Effective Date, provided that Biofrontera AG otherwise remains in compliance with the terms of the standstill provisions in Section III.F of this Agreement. Provided that the amendment to the Stockholder Rights Plan adopted by the Board is substantially in the form attached hereto as Exhibit E (the “Amended Rights Plan”), Biofrontera AG and any entities controlled by or under common control with Biofrontera AG shall appear at any annual or special meeting of stockholders of BFRI called by the Board at which the Amended Rights Plan (materially in the form attached hereto) is presented to BFRI stockholders for ratification, and shall vote in favor of ratifying the Amended Rights Plan, and shall not otherwise take any action to challenge the adoption and maintenance of the Amended Rights Plan. For so long as Biofrontera AG (i) complies with the terms of this Agreement and (ii) continues to own at least 20% of the BFRI common stock, BFRI shall not further amend the Amended Rights Plan, or adopt any other stockholder rights plan, to prohibit Biofrontera AG from acquiring shares of BFRI common stock up to its ownership percentage of BFRI’s outstanding shares of common stock as of the Effective Date.

5.	Through December 31, 2025, for so long as BFRI owns at least 7% of the Biofrontera AG common stock outstanding, BFRI and any entities controlled by or under common control with BFRI shall not propose to any person (other than to a member of the Biofrontera AG Supervisory Board or senior management of Biofrontera AG by means that would not constitute public dissemination) or effect, seek to effect or enter into, whether alone or in concert with others, any Business Combination in which Biofrontera AG or any of its subsidiaries is a constituent corporation or party.

6.	The Board representation provisions in Section III.C.2 and Sections III.C.4 – III.C.6, and the standstill/voting provisions in Sections III.F.1 – III.F.4 shall remain in effect until December 31, 2025, provided that Biofrontera AG continues to own at least 20% of the BFRI common stock outstanding. Notwithstanding the foregoing, the Board representation provisions in Section III.C.2 and Sections III.C.4 – III.C.6, and the standstill/voting provisions in Sections III.F.1 – III.F.4 shall not expire if Biofrontera AG’s percentage ownership of BFRI common stock falls below 20% of the BFRI common stock outstanding, if, within 30 days after BFRI provides written notice to Biofrontera AG that Biofrontera AG ceases to own 20% of the BFRI common stock outstanding, Biofrontera AG acquires sufficient shares of BFRI common stock to own at least 20% of the BFRI common stock outstanding. Written notice required in the event that Biofrontera AG ceases to own 20% of the BFRI common stock outstanding shall be deemed given for purposes of this Section III.F.6 if information that is (i) provided to the Board, to the extent that such information is provided to the Biofrontera AG Non-Independent Director, or (ii) disclosed in a document publicly filed by BFRI with the SEC pursuant to § 13, § 14 or § 15(d) (15 U.S.C. § 78m, § 77n or § 78o(d)) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or the corresponding provisions of any subsequent United States federal securities laws, rules or regulations, indicates that Biofrontera AG’s percentage ownership of BFRI common stock is less than 20%, or indicates that a number of shares of common stock has been issued that would result in Biofrontera AG owing less than 20% of BFRI common stock.

Financing/Participation: Biofrontera AG agrees that BFRI may proceed with a registered public offering of BFRI common stock and warrants exercisable into common stock [***]. BFRI agrees that Biofrontera AG shall have the right to participate as an investor in any such registered public offering of shares of BFRI (including any associated warrants or other securities convertible into BFRI shares issued in such offering) by purchasing up to such number of shares (or other securities) necessary to maintain Biofrontera AG’s ownership percentage of the outstanding shares of BFRI as of the Effective Date, at such price and other terms offered to such other unaffiliated investors, provided however, that if Biofrontera AG is unable or unwilling to fund the purchase of any or all such shares or other securities allocated to it pursuant to this provision, BFRI may offer those shares to other investors.

1.	For the avoidance of doubt, nothing herein shall be interpreted as any commitment by BFRI to extend any participation right to Biofrontera AG beyond the terms identified in Section III.G above, including but not limited to BFRI’s commitment to extend the right to Biofrontera AG to participate in any future financing transaction. Any future financing transaction shall be considered and approved by the Board and any participation right offered to Biofrontera AG shall be required to be approved by the Related Party Transactions Committee.

G. Releases:

1.	Biofrontera AG’s Released Claims: For and in consideration of the terms and provisions of this Agreement, Biofrontera AG, and all of Biofrontera AG’s predecessors, successors, executors, representatives, trustees, beneficiaries, officers, directors, members, partners, general partners, limited partners, parents, subsidiaries, and assigns (all the foregoing being, collectively, the “Biofrontera AG Releasors”), in their capacities as such, shall and hereby do release and forever discharge the BFRI Parties and each of their present or former parents, subsidiaries, affiliates, officers, directors, employees, agents, attorneys, successors and assigns (collectively, the “BFRI Released Parties”), from any and all claims, causes of action, proceedings, obligations, suits, debts, damages, expenses, costs, demands, agreements, promises, controversies or liabilities whatsoever, arising out of, or related to: (i) any of the facts and circumstances asserted in the Action, or any claims asserted or that could have been asserted by Biofrontera AG in the Action, (ii) any claims asserted or that could have been asserted by Biofrontera AG relating to the January 9, 2023 Biofrontera AG stockholder meeting, or (iii) any claims asserted or that could have been asserted relating to the December 12, 2022 BFRI stockholder meeting, whether based on federal, state, local, statutory or common law, of the United States, Germany, or any other country, state, county, city, municipality or jurisdiction, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, and whether personal, direct or derivative in nature (including any claim for breach of any fiduciary duty), which the Biofrontera AG Releasors ever had, now have, claim to have, or may in the future claim to have, including both known and Unknown Claims (defined below) (collectively, the “Biofrontera AG Released Claims”); provided, however, that the Biofrontera AG Releasors shall not be construed to release any of the Parties from any obligation under this Agreement.

2.	BFRI Parties’ Released Claims: For and in consideration of the terms and provisions of this Agreement, the BFRI Parties, and all of the BFRI Parties’ predecessors, successors, executors, representatives, trustees, beneficiaries, officers, directors, members, partners, general partners, limited partners, parents, subsidiaries, and assigns (all the foregoing being, collectively, the “BFRI Parties Releasors”), in their capacities as such, shall and hereby do release and forever discharge Biofrontera AG and each of its present or former parents, subsidiaries, affiliates, officers, directors, employees, agents, attorneys, successors and assigns (collectively, the “Biofrontera AG Released Parties”), from any and all claims, causes of action, proceedings, obligations, suits, debts, damages, expenses, costs, demands, agreements, promises, controversies or liabilities whatsoever, arising out of, or related to (i) any of the facts and circumstances asserted in the Action, or any claims (including any counter-claims) that could have been asserted by the BFRI Parties in the Action, (ii) any claims asserted or that could have been asserted relating to the January 9, 2023 Biofrontera AG stockholder meeting, or (iii) any claims asserted or that could have been asserted relating to the December 12, 2022 BFRI stockholder meeting, whether based on federal, state, local, statutory or common law, of the United States, Germany, or any other country, state, county, city, municipality or jurisdiction, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, and whether personal, direct or derivative in nature, which the BFRI Parties Releasors ever had, now have, claim to have, or may in the future claim to have, including both known and Unknown Claims (defined below) (collectively, the “BFRI Parties Released Claims” and, together with the Biofrontera AG Released Claims, the “Released Claims”); provided, however, that the BFRI Parties Releasors shall not be construed to release any of the Parties from any obligation under this Agreement.

H. Release of Unknown Claims: “Unknown Claims” means (i) any Biofrontera AG Released Claims that have accrued at the time of the signing of this Agreement and that any Biofrontera AG Releasor does not know or suspect to exist in its favor at the time of the release of such claims; and (ii) any BFRI Parties Released Claims that have accrued at the time of the signing of this Agreement and that any BFRI Parties Releasor does not know or suspect to exist in its favor at the time of the release of such claims, which if known by the releasing party, might have affected its decision(s) with respect to the releases given herein. With respect to any and all Released Claims, each of the Parties acknowledges and agrees that it waives, relinquishes, surrenders, releases, and otherwise gives up any rights conferred by Section 1542 of the California Civil Code and any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each of the Parties acknowledges that it may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of each Party to completely, fully, finally, and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Each Party acknowledges that the release of Unknown Claims was separately bargained for and was a material element of this Agreement and was relied on by the Parties in entering into this Agreement.

I. Each of the Parties hereby represents and warrants that it has entered into this Agreement voluntarily and of its own volition. Each Party acknowledges that no other Party, nor any agent or attorney of any other Party, has made any promise, representation, or warranty whatsoever, express or implied, not expressly contained in this Agreement concerning the subject matter hereof, or any other matter whatsoever, to induce said Party to execute or authorize the execution of this Agreement. Each Party acknowledges that it has not executed or authorized the execution of this Agreement in reliance upon any promise, representation, or warranty not expressly contained herein.

J. The Parties are entering into this Agreement to avoid, or minimize the scope of, the continued risks and costs associated with complex litigation. The Parties acknowledge that the settlement contemplated herein is a compromise of disputed claims and that nothing herein shall be construed as an admission of any liability, wrongdoing, error, or omission on the part of any of the Parties. By entering into this Agreement, none of the Parties makes any admission that it has engaged, or is now engaging, in any improper, unlawful, or inequitable conduct. The fact of the settlement contemplated hereunder, and/or the existence of this Agreement, shall not be used in any judicial, administrative, or other proceeding for any purpose, except as may be necessary for enforcement of the terms of this Agreement.

K. Each individual executing this Agreement directly and expressly represents and warrants that he or she has been given, and has received and accepted, authority to execute this Agreement on behalf of the Party for whom it is indicated that he or she has signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such Party with respect to the matters contained herein and as stated herein, and that the consent of no other party is required to bind such Party.

L. Each Party hereby covenants not to bring any action or other proceeding, and represents and warrants that neither such Party nor any of its representatives or agents has commenced any action or other proceeding (other than the Action), with respect to any of the Released Claims.

M. Except as otherwise provided in this Agreement, each Party separately agrees to keep the terms and conditions of this Agreement confidential and agrees not to disclose (except as required by applicable law, regulation, or legal process) the terms of this Agreement to third parties, unless such Party (i) reasonably believes that such disclosure is required by applicable law; (ii) is compelled to disclose by judicial or administrative process; or (iii) makes such disclosure in any action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement; provided, however, in the case of disclosure pursuant to (i) or (ii) above, the disclosing Party shall only disclose such information that it believes it is required to disclose and shall use reasonable efforts to give every other Party advance written notice of such intended disclosure so that such other Party may seek a protective order; provided that the Parties agree that their and their affiliates’ directors, officers, partners, members, managers, employees, affiliates, parents, subsidiaries, investors or other representatives (including financial advisors, attorneys, accountants and actuaries) may be permitted to know the existence and the terms and conditions of this Agreement on a confidential, need-to-know basis in the course of normal business. Notwithstanding the foregoing, a Party may make required reports regarding the financial effect of such settlement so long as it does not disclose the terms of this Agreement.

N. Each Party covenants and agrees not to engage, directly or indirectly, in any form of media or otherwise, whether in such Party’s own name or in any alias or pseudonym, in any act or, directly or indirectly, make any statement that is intended, or may reasonably be expected, to harm the reputation, goodwill, business, business relationships, prospects or operations of any other Party or its affiliates, subsidiaries, officers, directors, stockholders or employees.

O. This Agreement has been in all respects voluntarily and knowingly executed by the Parties, with each of them having had the opportunity to obtain advice from legal counsel. Each of the Parties agrees that the rule of construction providing that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and that each of the Parties is deemed to have participated in the drafting of this Agreement.

P. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, inducements, or conditions, oral or written, express or implied.

Q. This Agreement may not be amended nor any of its provisions waived except by a writing signed by all of the Parties.

R. This Agreement shall be binding upon and shall inure to the benefit of each of the Biofrontera AG Releasors, Biofrontera AG Released Parties, BFRI Parties Releasors, and BFRI Released Parties. Any person or entity released hereunder may assert such release as a defense. The Biofrontera AG Released Parties and BFRI Released Parties who are not signatories hereto shall be third-party beneficiaries of this Agreement and entitled to enforce this Agreement in accordance with its terms.

S. The failure of any Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate, or void in any way such Party’s full right or ability to require performance of the same at any time thereafter.

T. This Agreement, and any dispute arising out of or relating in any way to this Agreement, shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles. Any action relating to this Agreement shall be brought, heard, and determined exclusively in the Court of Chancery of the State of Delaware (the “Court”) (provided that, in the event that subject matter jurisdiction is unavailable in the Court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Delaware). Subject to the preceding sentence, each Party (i) irrevocably submits to the sole and exclusive personal jurisdiction of any state or federal court sitting in Delaware, as well as to the sole and exclusive jurisdiction of all courts to which an appeal may be taken from such courts, in any such action arising out of or relating to this Agreement (but no other action); (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iii) consents to service of process by registered mail on such Party and/or such Party’s attorney in the Action; (iv) waives any objection to venue in such court and any claim that the Court (or, in the event that subject matter jurisdiction is unavailable in the Court, any other state or federal court sitting in Delaware) is an inconvenient forum; and (v) expressly waives, and agrees not to plead or to make any claim that any such action is subject (in whole or in part) to a jury trial.

U. This Agreement may be executed in one or more original, facsimile, or PDF counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

V. All representations, warranties, covenants and agreements set forth in this Agreement shall be deemed continuing and shall survive the date as of which this Agreement has been executed.

W. The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

X. Should any part of this Agreement be rendered or declared invalid by a court of competent jurisdiction, the invalidation of any part or portion of this Agreement shall not invalidate the remaining portions hereof, and those portions shall remain in full force and effect so long as that invalidation does not deprive a Party of a material component of its bargained-for consideration.

/s/ Pilar de la Huerta Martinez		/s/ John J, Borer
Biofrontera AG		John J. Borer
Title:	CFO
Name:	Pilar de la Huerta Martinez

/s/ Loretta M. Wedge
/s/ Daniel Hakansson		Loretta M. Wedge
Biofrontera Inc.
Title:	Daniel Hakansson	/s/ Beth J. Hoffman
Name:	Corporate Counsel	Beth J. Hoffman

/s/ Hermann Lübbert		/s/ Kevin D. Weber
Hermann Lübbert		Kevin D. Weber

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